M  A  P  L  E  S  A N D  C  A  L  D  E  R

BVI  |  CAYMAN  |  DUBAI  |  HONG KONG  |  JERSEY  |  LONDON

Exhibit 8.2

Our ref CAS/194771/1492135/v4

GlobalSantaFe Corporation	Direct: +1 345 814 5411
15375 Memorial Drive
Houston, Texas TX 77079 U.S.A.	E-mail: carolyn.smith@maplesandcalder.com

15 December 2005

Dear Sirs

We have acted as counsel in the Cayman Islands to GlobalSantaFe Corporation, a Cayman Islands company (the “Company”), in connection with (i) the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (Registration No. 333-127168) (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and the offering thereof from time to time in accordance with Rule 415 thereunder, of securities of the Company, including Ordinary Shares, with a maximum aggregate offering amount of $1,000,000,000, (ii) a prospectus dated 15 August 2005, as supplemented by the Company’s prospectus supplement thereto dated 14 December 2005 (as so supplemented, the “Prospectus”), relating to the offering of 20,000,000 Ordinary Shares (the “Shares”), filed or to be filed with the Commission pursuant to Rule 424(b) under the Securities Act, and (iii) the offering of the Shares made pursuant to the Registration Statement and the Prospectus (the “Offer”).

1 DOCUMENTS REVIEWED

We have reviewed and relied on copies of such corporate records and other documents, including, but not limited to, the Registration Statement and the Prospectus, reviewed such matters of law and taken such steps, as we have deemed necessary or appropriate for the purpose of this opinion.

2 ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further inquiry or due diligence in relation to the transaction the subject of this opinion.

This opinion is limited to (i) Cayman Islands law as currently applied by the Cayman Islands courts and (ii) factual matters known to us as at the date hereof and is given on the basis that it will be governed by and construed in accordance with Cayman Islands law. We have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than the Cayman Islands. We have assumed that none of the opinions expressed below would be affected by the laws (including public policy) of any jurisdiction outside the Cayman Islands.

3 OPINION

Based on the foregoing and having regard to such legal considerations as we deem relevant, we hereby confirm that the discussion in the Prospectus under the caption “Cayman Islands Tax Considerations” has been reviewed by us and represents our opinion, insofar as it consists of conclusions of law and is subject to the assumptions, qualifications, and limitations set forth in that discussion, with respect to the Cayman Islands tax consequences of the Offer and of the ownership and disposition of the Shares.

4 DISCLOSURE

This opinion speaks as of its date and is strictly limited to the matters stated herein. This opinion is given to you solely for use in connection with the filing of the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the captions “Cayman Islands Tax Considerations” and “Legal Matters”. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

We are aware that Baker Botts L.L.P. will rely as to matters of Cayman Islands law on this opinion in rendering its opinions to you to be filed with the Company’s Current Report on Form 8-K and we authorize them to so rely on this opinion.

Yours faithfully

/s/ Maples and Calder

MAPLES and CALDER